Exhibit 99.1

Compaq Computer Corporation Public Relations Department	P.O. Box 692000 Houston, Texas 77269-2000 Tel 281-514-0484 FAX 281-514-4583 http://www.compaq.com	News Release

FOR IMMEDIATE RELEASE

Compaq Announces Note Offering

HOUSTON, July 27, 2000 —Compaq Computer Corporation (NYSE: CPQ) today announced that it plans to offer an aggregate of $500 million of Notes, consisting of 2-year and 5-year Notes, in a public offering to be lead managed by Merrill Lynch & Co.  The Notes will be issued pursuant to a prospectus supplement to Compaq’s shelf registration statement covering $2 billion of debt securities.

About Compaq

      Compaq Computer Corporation, a Fortune Global 100 company, is the largest supplier of computing systems in the world.  Compaq designs, develops, manufactures and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs.

      Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers through Compaq’s e-commerce Web site at http://www.compaq.com.  Compaq markets its products and services primarily to customers from the business, home, government, and education sectors.  Customer support and information about Compaq and its products and services are available at http://www.compaq.com.

# # #

      This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of the Notes.  The offer is made only by a prospectus supplement, copies of which may be obtained in any state in which this announcement is circulated where Merrill Lynch and the other underwriters may legally offer such securities in compliance with the securities laws of such state.

      This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  The potential risks and uncertainties that could cause actual results to differ materially include: delays in the implementation of changes in delivery models, increased competitive environment and pricing pressures, delays in product rollout schedules, component shortages, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability.  Further information on the factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on form 10-K and the latest Quarterly Report on Form 10-Q.

For further editorial information, contact:

Compaq Computer Corporation	Arch Currid	281-927-8005	arch.currid@compaq.com